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                          December 1, 2020

       Scott Applebaum
       General Counsel
       Trevena, Inc.
       955 Chesterbrook Blvd., Suite 110
       Chesterbrook, PA 19087

                                                        Re: Trevena, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 27,
2020
                                                            File No. 333-251006

       Dear Mr. Applebaum:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Courtney
Lindsay at (202) 551-7237 with any questions.




                          Sincerely,


                          Division of Corporation Finance

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